                                                                    EXHIBIT 10.8


                         EXECUTIVE EMPLOYMENT AGREEMENT


THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), effective as of October 4, 2004, is entered into by and between MATCHNET PLC, an English company (the "Company"), with its principal office at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, and Philip Nelson, an individual (the "Executive").

In consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       EMPLOYMENT:

         The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.       TERM:

         The employment of Executive by Company as provided in paragraph 1 will commence on the "Commencement Date", defined as the effective date of this Agreement, and will continue indefinitely, subject to the termination provisions as set forth in paragraph 5.

3.       POSITION AND DUTIES:

         Executive shall serve as Chief Technology Officer and shall report directly to the CEO and the President of the Company. The Executive shall have such duties and responsibilities as are commensurate with his position and any additional responsibilities and authority as may be from time to time assigned to Executive by the Company. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. From time to time the Company may assign the Executive to work in other departments or locations of the Company, or for a subsidiary, affiliated or holding company, in a similar position.

4.       COMPENSATION AND RELATED MATTERS:

         (a) Salary: The Company shall pay to Executive an annual salary at a rate of not less than $250,000 per year (the "Base Salary"), paid in accordance with the Company's regular and normal payroll practices and withholdings.

         (b) Vacation: In addition to legal holidays observed by the Company, Executive shall be entitled to fifteen (15) days of paid vacation per year. Vacation days shall accrue at a rate of 1.25 days per calendar month of continuous employment, subject to the applicable two-year maximum cap on accrual and other standard vacation policies of the Company. The Company may grant Executive advances against future vacation accruals at Executive's request. Upon termination of employment, unused vacation days will be paid out to Executive on the date of termination.

         (c) Expenses: During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including a all expenses for travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. The Company will reimburse the Executive up to $3,000 per month as a commute allowance for the first 6 months of employment.


                                     1 of 4

         (d) Health, and Other Benefits: The Company shall keep in full force and effect, and Executive shall be entitled to continue to participate in, all of the Company's Executive benefit plans or arrangements, including health insurance, providing Executive and his immediate family with at least equivalent benefits thereunder. The Company shall not make any changes in such plans and arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all Executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other Executives of the Company.

         (e) Options: The Company shall issue to Executive options to purchase 250,000 of the Company's ordinary shares (the "Options"). The exercise price per share of the Options will be equal to the fair market value per share, as quoted on the Frankfurt Stock Exchange, on the "Commencement Date". The Options will vest equally over 16 quarterly periods beginning three months after your employment date and ending 4 years after your employment date. In addition, the Options will contain a "Change of Control Provision" whereby all unvested Options will vest if any person acquires a vested interest in more than 50% of the Company's then outstanding shares. The Option shall lapse on 4 October 2009 (subject to the terms of the Option Agreement referenced below). Executive shall be required to sign an Option Agreement between Executive and Company and the vesting and exercise of the Options shall be subject to the terms of the Option Agreement and the applicable Company stock option plan.

5.       TERMINATION AND SEVERANCE:

         (a) Either party may terminate this Agreement by giving to the other party thirty (30) days' notice.

         (b) The Company may terminate this Agreement for "Cause" at any time. As used herein, "Cause" shall mean; (i) a material misappropriation of any monies or assets or properties of the Company, (ii) a material breach by the Executive of the terms of this Agreement that has not been cured within ten (10) days after written notice to the Executive of such breach, (iii) the conviction of, or plea of guilty or nolo contendere, by the Executive to any criminal offense involving the Executive's moral turpitude, or (iv) gross negligence or willful misconduct of the Executive in connection with the material duties required by this Agreement. "Involuntary Termination" is defined as the occurrence of one or more of the following events without the Executive's express written consent: (i) a substantial reduction of Executive's employment, title, role, job description or responsibilities; (ii) a reduction by the Company of the Executive's base salary or target bonus as in effect immediately prior to such reduction; (iii) the relocation of the Executive to a facility or a location more than fifty (50) miles from his or her then current location; or
(iv) any termination of the Executive by the Company which is not effected for Cause. If an involuntary Termination occurs within two months before or six months after a Change of Control, and the Executive executes (and does not revoke) a release agreement (in the form provided by the Company in accordance with applicable law), then the Executive shall receive the following benefits:
(i) all stock options and shares of restricted stock held by the Executive shall become fully vested and exercisable, to the extent such stock options and shares of restricted stock are outstanding and not already vested on such date (together with an extension of the "Final Exercise Date" as defined in the relevant Option Agreement to one year from the date of such termination);

         (c) Executive's employment hereunder shall terminate upon his death.

         (d) If, as a result of Executive's incapacity due to physical or mental disability, Executive shall have been absent from his duties hereunder on a full-time basis for a cumulative total of six months during the previous twelve month period, and Executive is unable to return to the performance of his duties hereunder on a full-time basis (with our without reasonable accommodation), the Company may terminate Executive's employment hereunder.

         (e) Upon termination for whatever reason, the Executive shall return all books, documents, papers, materials and any other property, including any Company vehicles (including the documentation



                                     2 of 4
pertaining thereto), which relates to the business of the Company (or any subsidiary, affiliated, or holding, companies) which may then be in the Executive's possession or under the Executive's power or control.

6.       NO SOLICITATION:

         As consideration for the Company to enter into this Agreement, Executive agrees that he shall not, for a period of twelve (12) months following the termination of this Agreement, for whatever reason, directly or indirectly, either as a principal, agent, employee, employer, shareholder, partner, or in any other capacity, use any Confidential Information of Company to solicit or attempt to solicit any customer of the Company, nor shall the Executive seek to entice away or disaffect any other employee of the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

7.       CONFIDENTIALITY;

         Executive acknowledges that, in and as a result of his employment hereunder he will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, customer information, confidential reports and lists of clients, as well as the nature and type of services rendered by the Company, and the equipment and methods used by the Company (collectively the "Confidential Information"). As a material inducement to the Company to enter into this Agreement, and to pay to Executive the compensation referred to in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, or use for any purpose whatsoever, any of such Confidential Information which has been obtained by or disclosed to him as a result of his employment by the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

8.       OWNERSHIP AND WORK PRODUCT:

         The ownership, copyright, and any other rights to any intellectual property (including any business methods) developed by Executive during the performance of his duties under this Agreement shall be considered "Works for Hire" and shall be the sole property of the Company.

9.       NOTICE:

         For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.      MISCELLANEOUS:

         (a) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Los Angeles County, California.



                                     3 of 4

         (b) Paragraphs 6 and 7 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.

11.      SUCCESSORS AND ASSIGNS:

         The Company may assign this Agreement to any successor company or entity. Executive may not assign this Agreement to any other person or entity.

12.      VALIDITY:

         The validity and unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.      INDEMNIFICATION:

         To the fullest extent permitted by the Company's charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your service as an officer of the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance from a reputable and financially sound insurer with coverage limits to be determined by the Board of Directors and with provisions that will provide coverage for you as an officer as well as coverage as a former officer following any termination of your services as an officer.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year written below.


MATCHNET PLC



By:  /s/ Mark G. Thompson                Dated:  November 11, 2004
     -------------------------------
     Mark G. Thompson, CFO


EXECUTIVE



    /s/ Philip Nelson                    Dated:  November 11, 2004
    ---------------------------------
    Philip Nelson



                                     4 of 4